Exhibit 99

The Ryland Group, Inc. www.ryland.com
News Release

FOR IMMEDIATE RELEASE	CONTACT:	Drew Mackintosh
VP, Investor Relations and
Corporate Communications
(805) 367-3722
Drew.mackintosh@ryland.com

The Ryland Group, Inc. Announces Redemption of 6.875% Senior Notes Due 2013

WESTLAKE VILLAGE, CA (May 24, 2012) –The Ryland Group, Inc. (NYSE: RYL), announced today that it will redeem for cash its outstanding 6.875% Senior Notes due 2013 (the “Notes”) on July 2, 2012.  The redemption price for the Notes will be determined in accordance with the supplemental indenture governing the Notes and will be the greater of: (i) 100% of the principal amount of the Notes being redeemed, and (ii) the sum of the present values of the remaining scheduled payments on the Notes being redeemed, discounted to the redemption date, on a semiannual basis, at the treasury rate plus 30 basis points (0.30%) plus accrued interest to the redemption date.

On and after the redemption date, the Notes will no longer be deemed outstanding, interest will cease to accrue thereon, and all rights of the holder of the Notes will cease, except the right to receive the redemption price, without interest thereon.

Headquartered in Southern California, Ryland is one of the nation’s largest homebuilders and a leading mortgage-finance company.  Since its founding in 1967, Ryland has built more than 295,000 homes and financed more than 245,000 mortgages.  The Company currently operates in 13 states across the country and is listed on the New York Stock Exchange under the symbol “RYL.”  For more information, please visit www.ryland.com.

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